     EXHIBIT 99.1

Encore Wire Corporation	PRESS RELEASE		October 27, 2010
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO
For Immediate Release
ENCORE WIRE REPORTS THIRD QUARTER RESULTS
MCKINNEY, TX — Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced dramatically improved results for the third quarter and nine months ended September 30, 2010.
Net sales for the third quarter ended September 30, 2010 were $242.8 million compared to $168.7 million during the third quarter of 2009. Higher prices for building wire sold in the quarter ended September 30, 2010 accounted for most of the increase in net sales dollars, increasing 27.9% per copper pound sold versus the same period in 2009. Sales prices rose primarily due to higher copper prices. Unit volume in the third quarter of 2010 increased 12.5% versus the third quarter of 2009. Net income for the third quarter of 2010 increased 1,467.3% to $5.1 million versus $0.3 million in the third quarter of 2009. Fully diluted net earnings per common share were $0.22 in the third quarter of 2010 versus $0.01 in the third quarter of 2009.
Net sales for the nine months ended September 30, 2010 were $654.1 million compared to $472.5 million during the same period in 2009. Higher prices for building wire sold in the nine months ended September 30, 2010 accounted for the increase in net sales dollars, increasing 48.3% per copper pound versus the same period in 2009. Unit volume in the nine months ended September 30, 2010 decreased 6.7% versus the same period in 2009. Net income for the nine months ended September 30, 2010 was $10.8 million versus $5.5 million in the same period in 2009. Fully diluted net earnings per common share were $0.46 for the nine months ended September 30, 2010 versus $0.24 in the same period in 2009.
On a sequential quarter comparison, net sales for the third quarter of 2010 were $242.8 million versus $236.1 million during the second quarter of 2010. Unit volume was virtually unchanged, decreasing 0.1% on a sequential quarter comparison. Net income for the third quarter of 2010 was $5.1 million versus $8.1 million in the second quarter of 2010. Fully diluted net income per common share was $0.22 in the third quarter of 2010 versus $0.35 in the second quarter of 2010.
Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “We are pleased to announce strong quarterly earnings in the midst of the severe recession currently taking place in the construction industry. As we have repeatedly noted, the key metric to our earnings is the “spread” between the price of wire sold and cost of raw copper. That spread increased 37.4% in the third quarter of 2010 versus the third quarter of 2009, while our unit volume shipped in the third quarter of 2010 increased 12.5% versus the third quarter of 2009. The spread increased 28.0% on a year to date basis while unit volume decreased 6.7%. The results in the last two quarters are particularly encouraging. We believe the exit of a former competitor in the first quarter has had a positive impact on pricing levels and margins in the last two quarters.
We continue to strive to support industry price increases to maintain the momentum started during the past two quarters. We believe our superior order fill rates continue to enhance our competitive position, as our electrical distributor customers are holding lean inventories in the field. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast. We have been able to accomplish this despite holding what are historically lean inventories for us.
Our balance sheet is very strong. We have no long term debt, and our revolving line of credit is paid down to zero. In addition, we have $90.4 million in cash as of September 30, 2010. We also declared another quarterly cash dividend during the third quarter of 2010.
We understand that this is a cyclical industry and therefore we designed and manage our cost structure and balance sheet accordingly. Our low cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe we will emerge stronger than most when market conditions improve. We thank our employees and associates for their tremendous efforts and our shareholders for their continued support during these challenging times.”
Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.
The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. Financial analysts frequently ask for EBITDA when it has not been presented. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. The Company has reconciled EBITDA with net income for fiscal years 1996 to 2009 on previous Form 8-K filings with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	3 Months Ended September30,		9 Months Ended September 30,
$’s in 000’s	2010	2009	2010	2009

Net Income	$5,092	$325	$10,761	$5,540
Income Tax Expense	2,097	(215)	5,095	2,162
Interest Expense	79	744	442	2,441
Depreciation and Amortization	3,425	3,346	10,285	10,330

EBITDA	$10,693	$4,200	$26,583	$20,473

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30,	December 31,
	2010	2009
ASSETS
Current Assets
Cash	$90,409	$226,769
Receivables, net	195,727	133,176
Inventories	41,746	42,563
Prepaid Expenses and Other	4,085	4,991

Total Current Assets	331,967	407,499

Property, Plant and Equipment, net	131,981	126,856
Other Assets	191	203

Total Assets	$464,139	$534,558

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$24,987	$11,942
Accrued Liabilities and Other	24,746	18,245
Current Portion of Long-Term Debt	—	100,430

Total Current Liabilities	49,733	130,617

Long Term Liabilities
Non-Current Deferred Income Taxes	11,294	10,957

Total Long Term Liabilities	11,294	10,957

Total Liabilities	61,027	141,574

Stockholders’ Equity
Common Stock	264	263
Additional Paid in Capital	44,840	44,057
Treasury Stock	(21,294)	(21,269)
Retained Earnings	379,302	369,933

Total Stockholders’ Equity	403,112	392,984

Total Liabilities and Stockholders’ Equity	$464,139	$534,558

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Data)
(Unaudited)

	Quarter Ended September 30,				Nine Months Ended September 30,
	2010		2009		2010		2009
Net Sales	$242,751	100.0%	$168,695	100.0%	$654,074	100.0%	$472,531	100.0%
Cost of Sales	219,983	90.6%	157,340	93.3%	593,790	90.8%	431,482	91.3%

Gross Profit	22,768	9.4%	11,355	6.7%	60,284	9.2%	41,049	8.7%

Selling, General and
Administrative Expenses	15,506	6.4%	10,905	6.5%	41,558	6.4%	32,242	6.8%

Operating Income	7,262	3.0%	450	0.3%	18,726	2.9%	8,807	1.9%

Net Interest & Other Expense	73	0.0%	340	0.2%	2,870	0.4%	1,105	0.2%

Income before Income Taxes	7,189	3.0%	110	0.1%	15,856	2.4%	7,702	1.6%

Income Taxes	2,097	0.9%	(215)	-0.1%	5,095	0.8%	2,162	0.5%

Net Income	$5,092	2.1%	$325	0.2%	$10,761	1.6%	$5,540	1.2%

Basic Earnings Per Share	$0.22		$0.01		$0.46		$0.24

Diluted Earnings Per Share	$0.22		$0.01		$0.46		$0.24

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	23,193		23,006		23,174		23,001

-Diluted	23,337		23,308		23,277		23,294

Dividend Declared per Share	$0.02		$0.02		$0.06		$0.06